Exhibit (d)(4)

AMENDED AND RESTATED

SUB-INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of August 18, 2004 by and between BANC ONE INVESTMENT ADVISORS CORPORATION, an Ohio corporation with its principal office in Columbus, Ohio (hereinafter called the “Investment Adviser”), and BANC ONE HIGH YIELD PARTNERS, LLC, an investment adviser with its principal office in Columbus, Ohio (hereinafter called the “Sub-Adviser”).

WHEREAS, the Investment Adviser serves as the investment adviser to One Group® Income Bond Fund (the “Fund”), a series of One Group® Mutual Funds (the “Trust”), a Massachusetts business trust and an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to a written agreement between the Trust and the Investment Adviser (“Investment Advisory Agreement”); and

WHEREAS, the Investment Adviser desires to continue to retain the Sub-Adviser to provide investment sub-advisory services to the Fund with regard to corporate fixed-income securities and instruments which are rated below investment grade or unrated corporate fixed-income securities of similar quality (collectively, “High Yield Assets”) and the Sub-Adviser is willing and believes it possesses legal authority to make available such services; and

WHEREAS, on March 31, 2003, the Investment Adviser and the Sub-Adviser entered into a sub-investment advisory agreement, which had been approved by vote of a majority of the outstanding voting securities of the Fund, in accordance with the requirements under the 1940 Act (the “Original Agreement”); and

WHEREAS, on August 12, 2004, the Board of Trustees of the Trust approved resolutions approving the continuance of the Original Agreement for another one year term, and approving this amendment and restatement of the Original Agreement; and

WHEREAS, at a meeting held on August 12, 2004, the Board of Trustees of the Trust approved the redomiciliation of the Trust as a Delaware statutory trust to be known as JPMorgan Trust II, subject to the approval of the redomiciliation transaction by shareholders of the Trust at a shareholder meeting to be held January 20, 2005 (“Redomiciliation”); and

WHEREAS, the Redomiciliation transaction described above, if approved by shareholders, is expected to close on or about February 18, 2005, or such later date as the parties to each such transaction shall agree (each a “Closing Date”); and

WHEREAS, the parties agree that, if the Redomiciliation is approved by shareholders, this Agreement shall continue in effect with respect to the Fund following the Redomiciliation for the remaining term of this Agreement and JPMorgan Trust II shall succeed to the rights and obligations of the Trust under this Agreement effective as of the close of business on the Closing Date with respect to the Redomiciliation;

WHEREAS, the Sub-Adviser is an Ohio limited liability company that is currently 51% owned by the Investment Adviser and 49% owned by Pacholder Associates, Inc. (“Pacholder”); and

WHEREAS, the Investment Adviser and Pacholder are presently negotiating the sale by Pacholder of its entire interest in the Sub-Adviser to the Investment Adviser (“Transaction”), however, the terms of the Transaction had not yet been determined as of the date of this Agreement; and

WHEREAS, in the event that the Transaction occurs, the resulting change of control will be deemed to be a change of control within the meaning of the 1940 Act and this Agreement will terminate unless its continuation is specifically approved by shareholders of the Fund; and

WHEREAS, on August 12, 2004, the Board approved the continuance of the Agreement to the end of the initial term of the Agreement, subject to shareholder approval, in the event of the consummation of the Transaction prior to August 1, 2005;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. Retention. The Investment Adviser hereby retains the Sub-Adviser to provide certain sub-investment advisory services set forth herein to it with regard to investments by the Fund in High Yield Assets for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such retention and agrees to furnish the services herein set forth for the compensation herein provided.

2. Delivery of Documents. The Investment Adviser has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following documents:

(a) the Trust’s Amended and Restated Declaration of Trust, as filed with the Secretary of State of the Commonwealth of Massachusetts on March 5, 1999, and all amendments thereto or restatements thereof (such Declaration, as presently in effect and as it shall from time to time be amended or restated, is herein called the “Declaration of Trust”);

(b) the Trust’s Code of Regulations and amendments thereto;

(c) resolutions of the Trust’s Board of Trustees authorizing the appointment of the Sub-Adviser and approving this Agreement;

(d) the Trust’s original Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission on February 20, 1985 and all amendments thereto;

(e) the Trust’s current Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and under the 1940 Act with respect to the Fund as filed with the Securities and Exchange Commission and all amendments thereto; and

(f) the Trust’s most recent prospectus and Statement of Additional Information relating to the Fund (such prospectus and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto are herein collectively called the “Prospectus”).

The Investment Adviser will promptly furnish the Sub-Adviser with copies of all amendments of or supplements to the foregoing documents. In addition, the Investment Adviser will promptly furnish the Sub-Adviser with the following documents to the Sub-Adviser upon their effectiveness:

(a) any Certificate of Trust for JPMorgan Trust II filed with the Secretary of State of the State of Delaware, and all amendments thereto or restatements thereof;

(b) any Declaration of Trust for JPMorgan Trust II and all amendments thereto or restatements thereof (referred to herein as the “New Declaration of Trust”); and

(c) any by-laws for JPMorgan Trust II and all amendments thereto.

3. Management. Subject always to the instructions and supervision of the Investment Adviser and the Trust’s Board of Trustees, the Sub-Adviser will provide a continuous investment program for High Yield Assets with respect to those assets of the Fund that are designated by the Investment Adviser for investment in High Yield Assets from time to time (the “Portfolio”), including investment research and management with respect to all securities and investments constituting High Yield Assets and cash equivalents related thereto. Subject to any restrictions, instructions, or guidelines provided by either the Fund or the Investment Adviser, the Sub-Adviser will determine from time to time what High Yield Assets will be purchased, retained or sold by the Trust with respect to the Portfolio and will place all purchase and sale orders on behalf of the Fund with respect to the Portfolio. The Sub-Adviser will provide the services under this Agreement in accordance with the Fund’s investment objective, policies and restrictions as stated in the Prospectus and resolutions of the Trust’s Board of Trustees. The Sub-Adviser further agrees that it:

(a) will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

(b) will comply in all material respects with all applicable Rules and Regulations of the Securities and Exchange Commission and in addition will conduct its activities under this Agreement in accordance with any applicable regulations pertaining to the investment advisory activities of the Sub-Adviser;

(c) will not make loans to any person to purchase or carry units of beneficial interest (“Shares”) in the Fund or make loans to the Trust;

(d) will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, the Sub-Adviser will attempt to obtain prompt execution of orders in an effective manner at the most favorable price. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Sub-Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Sub-Adviser with research advice and other services. In no instance will portfolio securities be purchased from or sold to One Group Dealer Services, Inc., the Investment Adviser, the Sub-Adviser or any affiliated person of either the Trust, One Group Dealer Services, Inc., the Investment Adviser, or the Sub-Adviser, except to the extent permitted by the 1940 Act;

(e) will treat confidentially and as proprietary information of the Trust all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than in the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld. The foregoing shall not apply to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required or requested to be disclosed by the Securities and Exchange Commission or any other regulatory examiner of the Sub-Adviser, any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation. Nothing herein shall restrict the Sub-Adviser’s ability to publish information regarding the performance of accounts under its management; and

(f) will maintain its policy and practice of conducting its fiduciary functions independently. In making investment recommendations for the Fund, the Sub-Adviser’s personnel will not inquire or take into consideration whether the issuers of securities proposed for purchase or sale for the Fund’s account are customers of the Investment Adviser, the Sub-Adviser or the parents or subsidiaries or affiliates of the Investment Adviser or Sub-Adviser. In dealing with such customers, the Sub-Adviser and its parent, subsidiaries, and affiliates will not inquire or take into consideration whether securities of those customers are held by the Trust.

4. Services Not Exclusive. The investment advisory services furnished by the Sub-Adviser hereunder are not to be deemed exclusive. Except to the extent necessary to perform the Sub-Adviser’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or any subsidiary or affiliate of the Sub-Adviser, or any employee of the Sub-Adviser, to engage in any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request; provided, however, that the Sub-Adviser may retain copies of any or all such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act all records which it maintains for the Fund that are required to be maintained by Rule 31a-1 under the 1940 Act.

6. Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Trust. The Trust and the Investment Adviser will be responsible for all of their respective expenses and liabilities.

7. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Investment Adviser will pay the Sub Adviser and the Sub Adviser will accept as full compensation therefor a fee computed daily and paid monthly in arrears on the first business day of each month at an annual rate of sixty one-hundredths of one percent (0.60%) of the Portfolio’s average daily net assets. Effective February 19, 2005, the Investment Adviser will pay the Sub Adviser and the Sub Adviser will accept as full compensation therefor a fee computed daily and paid monthly in arrears on the first business day of each month at an annual rate of thirty one-hundredths of one percent (0.30%) of the Portfolio’s average daily net assets. The Sub-Adviser agrees to waive a portion of the sub-advisory fee equal to the percentage of the investment advisory fee waived by the Investment Adviser under the Investment Advisory Agreement between the Trust and the Investment Adviser.

If the fee payable to the Sub-Adviser pursuant to this Section 7 begins to accrue before the end of any month or if this Agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating fees, the value of the Portfolio’s net assets shall be computed in the manner specified in the Prospectus and the Trust’s Declaration of Trust (or New Declaration of Trust, as applicable) for the computation of the value of the Trust’s net assets in connection with the determination of the net asset value of the Trust’s shares. Payment of said compensation shall be the sole responsibility of the Investment Adviser and shall in no way be an obligation of the Fund or of the Trust.

8. Limitation of Liability. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or fact or for any loss suffered by the Trust or the Investment Adviser in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

9. Duration and Termination. This Agreement will become effective as of the date first written above, and, unless sooner terminated as provided herein, shall continue in effect until November 30, 2005. Thereafter, if not terminated, this Agreement shall continue in effect for successive periods of twelve months each ending on November 30th of each year, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement or interested persons of the Trust, the Sub-Adviser, or the Investment Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Trust’s Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be terminated at any time on sixty days’ written notice, without the payment of any penalty, by the Trust (by vote of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund), by the Investment Adviser or by the Sub-Adviser. This Agreement will immediately terminate in the event of (1) its assignment, including the consummation of the Transaction (unless shareholders of the Fund have approved the continuance of this Agreement prior the consummation of the Transaction), or (2) termination of the Investment Advisory Agreement between the Trust and the Investment Adviser. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the same meaning of such terms in the 1940 Act.)

10. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the laws of the Commonwealth of Massachusetts.

The names “One Group® Mutual Funds” and “Trustees of One Group® Mutual Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated May 23, 1985, as amended and restated February 18, 1999, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “One Group® Mutual Funds” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

BANC ONE INVESTMENT ADVISORS CORPORATION

By:	/s/ Richard P. Butler II
Name:	Richard P. Butler II
Title:	Managing Director

BANC ONE HIGH YIELD PARTNERS, LLC

By:	/s/ James P. Shanahan, Jr.
Name:	James P. Shanahan, Jr.
Title:	Manager

One Group Mutual Funds hereby acknowledges and agrees to the provisions of paragraph 3(e) of this Agreement.

ONE GROUP MUTUAL FUNDS

By:	/s/ Robert L. Young
Name:	Robert L. Young
Title:	Senior Vice President

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